Exhibit 23.2

Consent of independent registered public accounting firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Orange for the registration of an indeterminate aggregate initial offering price or number of debt securities and to the incorporation by reference therein of our reports dated March 6, 2014, with respect to the consolidated financial statements of Orange, and the effectiveness of internal control over financial reporting of Orange, included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG Audit

Paris-La Défense

December 5, 2014